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                                                                     EXHIBIT 5.2


                      [APPLEBY SPURLING & KEMPE LETTERHEAD]


                                                                   8 August 2003

Nabors Industries Ltd.
2nd Fl. International Centre
Warrens
St. Michael, Barbados

Dear Sirs

NABORS INDUSTRIES LTD. (THE "COMPANY")

We have acted as legal counsel to the Company in Bermuda and this opinion is addressed to you in connection with the filing by the Company and Nabors Industries, Inc. ("Nabors Delaware") with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a joint Registration Statement on Form S-3, (the "Registration Statement"), in relation to: (i) the registration of up to 9,985,710 Common Shares of par value US$0.001 each (the "Shares") in the share capital of the Company issuable upon exchange or repurchase of Nabors Delaware's Zero Coupon Senior Exchangeable Notes Due 2023 (the "Notes") and (ii) the registration of the guarantee by the Company of the obligations of Nabors Delaware to pay the principal, premium, if any, and interest on the Notes (the "Guarantee") pursuant to the terms on the 2023 Indenture.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents submitted to us, and such other documents examined by us, as originals, and the conformity to authentic original Documents of all Documents submitted to us, and such other documents examined by us, as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)  the genuineness of all signatures on the Documents;

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(d)  the authority, capacity and power of each of the persons signing the
     Documents (other than the Company);

(e) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement or the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g) that each of the Company or any other party to the Subject Agreements is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time;

(h) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(i) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(j) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and there is no matter affecting the authority of the Directors to enter into the Subject Agreements and execute the Registration Statement, or to perform their obligations under the Subject Agreements or Registration Statement not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(k) that the Subject Agreements will effect and constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms under the laws of the State of New York by which they are expressed to be governed and that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

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(l)  that the Subject Agreements constitutes the legal, valid and binding obligations of the parties thereto, other than the Company, under the laws of their jurisdiction of incorporation or jurisdiction of formation;

(m) that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and power of each such party thereto and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of the Subject Agreements; and

(n) that as a consequence of the Subject Agreements, the Company will receive money or monies worth at least equal to the value of the Shares being issued and no such Shares will be issued for less than the par value thereof.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2) The Company has taken all necessary corporate action to authorise the delivery of the Registration Statement and the registration of the Shares and the Guarantee pursuant to the Registration Statement.

(3) The Company has taken all necessary corporate action to authorise the issuance of the Shares and the granting of the Guarantee and the execution of the Subject Agreements.

(4) The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

(5) The Subject Agreements have been duly executed by the Company and each constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

(6) When issued in accordance with the Resolutions and the Subject Agreements, the Shares will be duly and validly issued, fully paid, non-assessable shares of the Company and the Guarantee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

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(7)  The issue by the Company of the Shares and the granting by the Company of the Guarantee will not violate:

     (a) any provision of any applicable law of Bermuda, nor, as far as can be ascertained from public record, any regulation or order of any governmental, judicial or public body or authority of or in Bermuda;

     (b)  the Memorandum of Association or Bye-laws of the Company.

(8) Other than obtaining the consent of the Bermuda Monetary Authority to the issue and transfer of the Shares, which consent has been obtained there is no registration or filing with, or consent, license, approval, declaration, permission, authorisation, exemption or similar instrument of, or the taking of any other action by any person in Bermuda which is required in connection with the issuance of the Shares or the granting of the Guarantee to ensure the legality, validity, admissibility into evidence or enforceability of the Subject Agreements.

(9)  Based solely upon the Company Search and the Litigation Search:

     (i) no litigation, arbitration or administrative or other proceeding of or before any arbitrator or governmental authority of Bermuda is pending against or affecting the Company or against or affecting any of its properties, rights, revenues or assets; and

     (ii) no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

(10) The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the delivery, performance of the Subject Agreements or the transactions contemplated thereby and the Company is not required by any Bermuda law or

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     regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

RESERVATIONS

We have the following reservations:

(a) The term "enforceable" as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters, which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c) Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.

(d) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(h) A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

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(i)  Searches of the Register of Companies at the office of the Registrar of
     Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

     (i) whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

     (ii) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

     (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

     (iv) details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or

     (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

     Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(j) In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(k) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

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(l)  In paragraph (1) above, the term "good standing" means that the Company has received a Certificate of Compliance from the Registrar of Companies.

(m) Any reference to this opinion to being "non-assessable" shall mean to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

DISCLOSURE

This opinion is addressed to you solely for your benefit and, subject to the following paragraph, is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully
APPLEBY SPURLING & KEMPE
/s/  APPLEBY SPURLING & KEMPE

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                                    SCHEDULE


1. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed at
     11.35 a.m. on 10 June 2003 (the "COMPANY SEARCH").

2. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed at 10:25 a.m. on 8 August 2003 in respect of the Company (the "LITIGATION SEARCH").

     (The Company Search and the Litigation Search are together referred to as the "SEARCHES").

3. A copy of the final Registration Statement on Form S-3, pursuant to which the Company will register 9,985,710 Common Shares of par value US$0.001 each in the share capital of the Company (the "REGISTRATION STATEMENT").

4. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "CONSTITUTIONAL DOCUMENTS").

5. Certified copy of the minutes of the meeting of the Board of Directors held 2 May 2003 and unanimous written resolutions of the Special Committee of the Board of Directors of the Company dated 2 June 2003 (the
     "RESOLUTIONS").

6. A certified copy of the "FOREIGN EXCHANGE LETTER", dated 11 December 2001 and a letter of permission dated 15 April 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7. A certified copy of the "TAX ASSURANCE", dated 7 January 2002, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8. A Certificate of Compliance, dated 7 August 2003 issued by the Ministry of Finance in respect of the Company.

9. An indenture with respect to the issuance, redemption and repurchase of the Notes, between Nabors Delaware the Company and Bank One, N.A. as trustee dated 10 June 2003 (the "2023 INDENTURE").

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10.  A registration rights agreement with respect to the Shares issuable upon exchange or repurchase of the Notes, between Nabors Delaware, the Company and Citigroup Global Markets Inc. dated 10 June 2003 (the "REGISTRATION RIGHTS AGREEMENT").

     The 2023 Indenture and the Registration Rights Agreement referred to in this opinion as the "SUBJECT AGREEMENTS".

11. A copy of the Zero Coupon Senior Exchangeable Notes due 2023 (the "NOTES"), issued pursuant to the 2023 Indenture.